Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276774

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 22, 2025)

95,110 American Depositary Shares representing

47,555,000

Ordinary Shares

Kazia Therapeutics Limited

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 22, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-276774), as amended, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on April 15, 2026 (the “April 15, 2026 Form 6-K”). Accordingly, we have attached the April 15, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “KZIA.” On April 14, 2026, the last reported sale price of the ADSs on Nasdaq was $9.46 per ADS.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and the “Risk Factors” in “Item 3. Key Information-D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in the Prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 15, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of April 2026

Commission File Number: 000-29962

Kazia Therapeutics Limited.

(Exact Name of Registrant as Specified in Its Charter)

Three International Towers Level 24 300 Barangaroo Avenue Sydney NSW 2000

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Entry into Employment Agreement with Chief Scientific Officer

This report on Form 6-K (the “Report”) contains information regarding the entry into a material employment agreement by Kazia Therapeutics Limited (the “Company”). On April 10, 2026, the Company entered into an Employment Agreement (the “Agreement”) with Dr. Sudha Rao, pursuant to which Dr. Rao will serve as the Company’s Chief Scientific Officer (“CSO”), effective April 13, 2026.

Under the terms of the Agreement, Dr. Rao will serve as Chief Scientific Officer on a part-time basis (three days per week) and will receive an annual base salary of AUD$325,000. Dr. Rao is eligible to receive an annual performance bonus with a target of 40% of her base salary, subject to the achievement of performance objectives determined by the Company’s Board of Directors. The Agreement also provides for a grant of options to acquire 250,000 American Depositary Shares (“ADS”) of the Company, subject to approval by the Company’s Board of Directors, with one-third vesting upon commencement of employment and the remaining two-thirds vesting in two equal annual installments on the first and second anniversaries of the commencement date. The Agreement permits Dr. Rao to maintain concurrent employment with QIMR Berghofer Medical Research Institute.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Press Release

The Company is furnishing with this Report on Form 6-K a press release announcing the appointment of Dr. Sudha Rao as Chief Scientific Officer, dated April 15, 2026, as Exhibit 99.1.

Incorporation by Reference

The Company hereby incorporates by reference the information contained herein, including Exhibits 10.1 and 99.1, except for the quotes of Dr. John Friend, Chief Executive Officer of the Company, contained in Exhibit 99.1, into the Company’s registration statements on Form F-3 (File Nos. 333-276091, 333-281937 and 333-294392).

The Company hereby incorporates by reference the information contained under the heading “Departure of Director” in the Company’s report on Form 6-K furnished with the Securities and Exchange Commission on March 31, 2026, but excluding any other information contained in such report, including Exhibits 99.1 and 99.2 thereto, into the Company’s registration statements on Form F-3 (File Nos. 333-276091, 333-281937 and 333-294392).

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement, dated as of April 10, 2026, by and between Kazia Therapeutics Limited and Dr. Sudha Rao.
99.1	Press Release dated April 15, 2026.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Kazia Therapeutics Limited.

	By:	/s/ John Friend
	Name:	John Friend
	Title:	Chief Executive Officer

Date: April 15, 2026

Exhibit 10.1

February 23, 2026

Dr Sudha Rao

14 Captains Court,

Raby Bay

Cleveland QLD 4164

Dear Sudha,

Offer of Employment with Kazia Therapeutics Limited

On behalf of Kazia Therapeutics Limited, I am pleased to offer you the position of Chief Scientific Officer. We look forward to welcoming you as a colleague.

The terms of the position are as set forth below.

Position

Particulars. Your position, place of work, and commencement date will be as described in Attachment 1 of this letter.

Employer. Your employer will be Kazia Therapeutics Limited (Company/Kazia), a company incorporated in the State of New South Wales, Australia. Kazia reserves the right to assign your employment to other consolidated corporate entities within its group at its sole discretion, provided that the role does not compete with the 12 Month Priority Project Plan that the Employee has with its other employer.

Obligation to Best Efforts. You agree that you will, at all times, loyally and conscientiously perform all the duties and obligations associated with this role to the best of your ability and experience, and to the reasonable satisfaction of the Company.

Outside Activities; Non-Interference; Conflicts of Interest

Subject to the separations contained in Attachment 4, during the term of your employment, you agree to devote your business time, attention, skill, and efforts to the business of the Company. All benefits, profits, results, and work product arising from or incident to your services shall belong exclusively to the Company.

Except as expressly disclosed herein or approved in advance in writing by the CEO, you shall not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, nor shall you directly or indirectly engage in or participate in any business that is competitive with the business of the Company. The Company acknowledges and expressly approves your continued appointment with QIMR Berghofer Medical Research Institute (“QIMR”). Your services to QIMR shall be conducted independently of your employment with Kazia and outside the scope of your duties to the Company.

For the avoidance of doubt: All intellectual property, know-how, data, materials, and inventions conceived, developed, or reduced to practice solely in the course of your work for QIMR, without use of Kazia’s confidential information, resources, or time, shall remain the property of QIMR (or as otherwise governed by your arrangements with QIMR). Kazia acknowledges the IP Separation list shown at Attachment 4 and agrees that the Employee is responsible for maintaining the separation of IP and potential conflict of duties as contained in this document.

Conversely, all intellectual property, know-how, data, materials, and inventions conceived, developed, or reduced to practice in the course of your employment with Kazia, or using Kazia’s confidential information or resources, shall be the exclusive property of Kazia subject to the separations contained in Attachment 4.

The parties agree that Attachment 4 will be continuously maintained to allow the employee to maintain appropriate separation of activities, information, and resources between the two roles to avoid conflicts of interest and to protect the confidentiality and proprietary rights of each organization. The Company warrants that it approves (after request and approval from CEO) of the Employee providing the contents of Attachment 4 to QIMR on request and are under confidentiality.

Nothing in this agreement prohibits you from accepting occasional speaking or presentation engagements for customary honoraria or from serving on the boards of charitable or non-profit organizations, provided such activities do not interfere with your duties to the Company.

Travel and Expenses. You acknowledge that the nature of the position may require frequent travel within and outside of the United States from time to time. The Company will make reasonable efforts to accommodate your circumstances and preferences in directing such travel. You will be entitled to reimbursement of reasonable and customary expenses incurred in carrying out the position, in accordance with the Company’s policies, on submission of an expense report and valid receipts.

Compensation

Salary. Your compensation will be as itemised in Attachment 1 of this letter and paid to you once per month pursuant to the Company’s regular payroll policy.

Performance and Salary Review. Your performance and compensation package will be reviewed no less than once annually. Any pay adjustments will be made in accordance with your performance and in reference to industry compensation benchmarks for comparable positions. Adjustments to compensation will be at Kazia’s sole discretion and are not guaranteed.

Sole Consideration. You acknowledge that the compensation described in Attachment 1 of this letter will be your only remuneration for your employment with the company. Kazia may require you to provide services and / or to hold offices within the Company or on behalf of the Company without additional remuneration. You will be required to work such hours as are reasonably required for the position, without additional payment for overtime or travel.

Equity Participation. Following your commencement, Kazia will recommend to the Board of Directors that you be granted options over the company’s stock, to an amount as specified in Attachment 1 of this letter. This grant is at the discretion of the Board of Directors and will be subject to the company’s Employee Stock Option Plan. At the discretion of the Board of Directors, you may be eligible for further grants of stock options during the term of your employment.

In recognition of your unique scientific know-how, technologies and scientific concepts that have been developed prior to your employment that could contribute to the development of new platforms derived from such expertise, you shall be eligible to receive additional equity awards. Events or milestones that may trigger consideration of an additional equity award include, without limitation: Execution of a material third-party license, collaboration, or other strategic transaction relating primarily to such formation of a subsidiary, spin-out, joint venture, or similar corporate structure established primarily to advance or commercialize any future business concept ; or achievement of another comparable strategic, value-creating milestone relating as determined by the Board in its reasonable discretion.

Upon the achievement, and subject to Board confirmation that such milestone has been satisfied, the Company may grant you an equity award under the Company’s equity incentive plan. The size of any such award shall be determined by the Board in its reasonable discretion; provided, however, that the aggregate equity granted to you pursuant to this Section shall not exceed [1.0%] of the Company’s fully diluted ordinary shares outstanding as of the applicable grant date.

All such awards shall be granted at fair market value on the date of grant, subject to the Company’s equity incentive plan and vest pursuant to a schedule determined by the Board at the time of grant.

Benefits

Benefits. Your benefits will be as itemised in Attachment 1 of this letter.

Vacation and Holidays. You will be eligible for paid time off (PTO) as itemised in Attachment 1 of this letter. You will also receive paid time off for Australian holidays observed by Kazia. Kazia’s policies regarding vacation and holidays will be provided to you separately on commencement.

Terms of Employment

Termination Notice notwithstanding any other obligation herein, your employment with the Company can be terminated by either party providing the other with the greater of two (2) weeks notice or the amount of time prescribed in the Australian National Employment Standards (NES).

Debarment and Suspension. You agree, assert, and affirm that you are in compliance with United States Federal Executive Order 12549 “Debarment and Suspension” and in further compliance with Executive Order 12689, and with Section 2455 of the Federal Acquisition Regulation as provided in 45 CFR 76 "Government-Wide Debarment and Suspension (Non-procurement) and Government-Wide Requirements for Drug-Free Workplace (Grants)", and in further compliance with Office of Management and Budget Memorandum M-87-32, "Certification of Non-delinquency by Applicants for Federal Assistance," that I, to the best of my knowledge and belief:

(a)	Am not presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Federal department or agency;

(b)	Have not within a three-year period preceding the Start Date been convicted of or had a civil judgment rendered against me for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) transaction or contract under a public transaction; violation of Federal or State antitrust statutes or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property;

(c)	Am not presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State, or local) with commission of any of the offenses enumerated in paragraph (1)(b) of this certification;

(d)	Have not within a three-year period preceding the Start Date had one or more public transactions (Federal, State, or local) terminated for cause or default; and (e) Am not currently delinquent on the repayment of any federal debt.

Confidentiality. You agree that, by executing this letter, you enter into a Confidentiality Agreement with the company, which is provided in Attachment 2 of this letter.

Work Product Agreement. You agree that, by executing this letter, you enter into a Proprietary Information and Inventions Agreement with the company, which is provided in Attachment 3 of this letter.

Notification of Material Changes. You agree to promptly notify Kazia of any material changes in your circumstances, including without limitation your residential address, your qualifications, professional memberships or certifications, or any of the representations and warranties contained in this letter.

Adherence to Policies. You acknowledge that you are expected act as a role model for the company and to uphold and champion its policies including, but not limited to, its policies relating to work health and safety, equal employment opportunities, anti-discrimination, harassment and bullying. You must also comply with any policies issued by the company, including policies relating to corporate governance.

Surveillance and Data Privacy. The company undertakes continuous and ongoing surveillance in relation to activities carried out on its premises, or using its property, in order to ensure that its workplaces are safe, and free of risk of harm to all employees and visitors, and also to protect the company’s business interests. In accepting employment with the company, you acknowledge the surveillance set out in this clause, and consent to such use.

Ownership of Physical Property. All document, apparatus, equipment and other physical property in any form furnished to you by the Company or produced by you or others in connection with your employment shall be and remain the sole property of the Company. You shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) personal copies of records relating to my compensation; (ii) if applicable, personal copies of any materials evidencing shares of the Company’s capital stock purchased by you and/or options to purchase shares of the Company’s capital stock granted to you; (iii) your copy of this Agreement and (iv) your personal property and personal documents that you bring with you to the Company and any personal correspondence and personal materials that you accumulate and keep at the Company’s office during your employment. Even if the Company does not so request, you shall return all such documents, materials and property upon termination of your employment, and, except for your personal documents, you will not take with you any such documents, material or property or any reproduction thereof upon such termination.

Obligations at Termination. Upon termination of your employment for any reason, you must, at the Company’s request, cooperate with the company and render all reasonable assistance in the prosecution or defence of legal claims and proceedings. You must execute all documents and give all reasonable assistance required to relinquish any offices held on behalf of the Company, and to allow the Company to protect intellectual property and confidential information.

Non-Solicitation. During your employment, and for a period of twelve (12) months after termination, you may not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for yourself or any other person or entity.

Conditions of Employment

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Background and Credit Review. You agree to and will promptly complete any necessary documentation to allow a personal background and credit review. All information will be held strictly confidential but will be used to finally qualify you for this position. Satisfactory passage of this check must be completed within seven (7) business days of your date of hire, or our employment relationship with you may be terminated.

Warranties. In accepting this offer of employment, you warrant that:-

(a)	You will not be in breach of any agreement with, or obligation owed to, any third party; and

(b)	You have disclosed all material information to Kazia which may be relevant to the company’s decision to offer you employment; and

(c)	Any representations you have made as to your qualifications, skills, experience, industry knowledge, business influence, contacts, and employment history are true and correct and complete.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below, and separately on Attachment 2 and Attachment 3. Please return the signed documents to the company. This letter, together with its Attachments, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Yours sincerely,

Executed by Kazia Therapeutics Limited:

/s/ John E Friend II
Signature

John E Friend II
Director

Accepted and agreed by:-

/s/ Dr. Sudha Rao
Dr. Sudha Rao
Date: 4/10/26

ATTACHMENT 1

PARTICULARS OF EMPLOYMENT

Position	Chief Scientific Officer
Position Overview

The Chief Scientific Officer (CSO) is responsible for the scientific vision, strategy, and execution across Kazia Therapeutics’ oncology portfolio. The CSO will provide strategic leadership for translational science, early clinical development strategy, biomarker integration, and external scientific engagement, ensuring that Kazia’s programs are scientifically differentiated, clinically compelling, and positioned to maximize regulatory, partnering, and acquisition value.

This role is both hands-on and strategic, requiring deep R&D oncology expertise, credibility with regulators and key opinion leaders, and the ability to translate complex science into clear, value-driven narratives for internal decision-making, partners, and investors.

Manager	CEO
Place of Work	Home-based and office based
Commencement Date	April 13, 2026
Base Salary	AUD$ 325,000 per annum (paid as $27083 per calendar month) based on 3 days/week
Target Bonus	40% of your annual base salary
LTI Options Grant (subject to Board approval)	250,000 (two hundred fifty thousand) ADS options to vest in 2 subsequent equal annual instalments, beginning on the Commencement Date
SUPERANNUATION	In accordance with the Superannuation Guarantee Administration Act 1992 (Cth)
Paid Time Off (PTO)	12 days per calendar year (prorated for 3days/week)

ATTACHMENT 2

CONFIDENTIALITY AGREEMENT

For the purposes of this Agreement, Confidential Information means information which came to the employee’s knowledge in the course of, or as a result of, their employment including, but not limited to:

(a)	the business or affairs, financial information, intellectual property, business plans, research and development, and sales and marketing information of the Company;

(b)	unpatented molecular structures, manufacturing processes, assay methodologies, preclinical or clinical data;

(c)	information which would reasonably be considered to be of a business sensitive nature;

(d)	trade secrets and confidential information and know-how of the Company;

(e)	information regarding investments, investment opportunities, investment strategies and investment research of the Company; and

(f)	confidential information of a third party that has been shared with Company.

Confidential Information will not include information which is or becomes readily available in the public domain otherwise than as a result of the breach of this Agreement.

The employee must not use or disclose this Confidential Information during and after their employment, and must take all reasonable steps to prevent the unauthorised disclosure of the Confidential Information, except in the following circumstances:

(a)	the Company has given its prior written consent; or

(b)	in the proper course of performing their duties and for the benefit of the Company; or

(c)	to the extent required by law.

Without limiting the generality of the above, the employee must not disclose Confidential Information to other employees of the Company unless these employees are authorised by the Company to receive this information and need to know this information to perform their duties.

The employee must immediately notify the Company if the employee suspects or becomes aware that Confidential Information has been improperly used, copied or disclosed.

The employee must not copy or remove from the Company’s premises any document which contains Confidential Information except for the purpose of properly performing the duties of the position and for the benefit of the Company.

The employee must provide assistance reasonably requested by the Company in relation to proceedings against any person for unauthorised use, copying or disclosure of Confidential Information.

Accepted and agreed by:-

/s/ Dr. Sudha Rao
Name: Dr. Sudha Rao
Date: 4/10/26

ATTACHMENT 3

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Subject to Attachment 4 in exchange for the Employee becoming employed by the Company, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company/Kazia”), and for any cash and equity compensation for the Employee’s services, I hereby agree as follows:

Assignment of Inventions.

(a)	Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which:

(b)	(i) pertain to any line of business activity of the Company,

(c)	(ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or

(d)	(iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”).

(e)	During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith. I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(f)	I have provided to the Company, prior to my engagement, a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete. If no such list is provided, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate any Invention in which I have an interest into a product or process of the Company, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, irrevocable worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless:

(a) the Invention relates(i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

Further Assistance and Power of Attorney. I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions. This power of attorney shall not be affected by my subsequent incapacity.

Inventions. As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

Survival. This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

Injunctive Relief. I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Accepted and agreed by:-

/s/ Dr. Sudha Rao
Name: Dr. Sudha Rao
Date: 4/10/26

Attachment 4

IP Separation list – QMIR and Kazia

The Parties acknowledge and agree that because the employee is also to be employed by QIMR on a permanent part-time basis for two (2) days per week that the employee will maintain the following separation of duties described below:

For the avoidance of doubt: All intellectual property, know-how, data, materials, and inventions conceived, developed, or reduced to practice solely in the course of work for QIMRb, without use of Kazia’s confidential information, resources, or time, shall remain the property of QIMRb (or as otherwise governed by the arrangements with QIMRb). The employee is responsible for maintaining the separation of IP and potential conflict of duties as contained in this document.

Conversely, all intellectual property, know-how, data, materials, and inventions conceived, developed, or reduced to practice in the course of your employment with Kazia, or using Kazia’s confidential information or resources, shall be the exclusive property of Kazia.

The parties agree that Attachment 4 will be continuously maintained to allow the employee to maintain appropriate separation of activities, information, and resources between the two roles to avoid conflicts of interest and to protect the confidentiality and proprietary rights of each organization. The Company warrants that it approves after request and approval from CEO of the Employee providing the contents of Attachment 4 to QIMR on request and are under confidentiality. The following programs are Kazia related programs, platforms and assets:

Program PI3K-mTOR PROGRAM

All activities focused around PI3K-mTOR pathway inhibitors, including Paxalisib. This will involve all current and future Intellectual property (IP), biomarker for liquid biopsy analysis for immune analysis and novel targeting approaches,.pre-clinical and clinical work and advancement to clinical trials across all indications. All PI3K-mTOR biomarker (including but not limited to CTC, CTC cluster, liquid biopsy, cancer cell phenotype, immune repertoire and memory, viral mimicry) associated work for patient stratification will be carried out within this program. All inventions and patent related documents arising from this program, for example, expansion of the Paxalisib program to other clinical indications patient sub-groups will form part of this work.

LICENSED PATENT RIGHTS Application No. Filing Date Jurisdiction Title No. 2022903523 21 November 2022 Australia Patent Application PI3K COMBINATION No. 2024900337 13 February 2024 Australia Patent Application Prognostic signature

Program SETDB1 : Immunotherapy targeting program

All activities within the SETDB1 program drug development to the clinic and biomarker liquid biopsy platform development for patient stratification,

Licensed Patent Rights

●	MSETC form PCT/AU2023/011289 titled “NOVEL INHIBITORS OF HISTONE METHYLTRANSFERASE NUCLEAR LOCALISATION” currently in National Phase in the following regions:

Region	Patent Application Number
United States	18/992,665
Canada	3,260,139
Australia	2023307414
New Zealand	818692
Israel	318247
South Africa	2025/01339
Singapore	11202409229X
Europe	23 838 337.6
India	202517012154
Republic of Korea	10-2025-7004792
Malaysia	PI2025000103
Japan	2025-501325
China	202380058023.5
Brazil	BR 11 2025 000517 0
Mexico	MX/A/2025/000539
Russia	2025103099
Indonesia	P-0020250132

Program PDL1 Protein Degrader : Immunotherapy targeting program

All activities within the PDL1 Protein Degrader program drug development to the clinic and biomarker liquid biopsy platform development for patient stratification.

Licensed Patent Rights

●	NDL2 & other formulations Retro-reverso form PCT/AU2022/050023 titled “NOVEL BICYCLIC PEPTIDES” currently in National Phase in the following regions:

Region	Patent Application Number
United States	18/273200
Canada	3208598
Australia	2022209878
New Zealand	802841
Israel	304545
South Africa	2023/08030
Singapore	11202305518P
Europe	22741955.3
India	202317048538
Republic of Korea	10-2023-7027582
Malaysia	PI2023002121
Japan	2023-543460
China	202280022296.X

Exhibit 99.1

Kazia Therapeutics Strengthens Scientific Leadership with Appointment of Dr. Sudha Rao as Chief Scientific Officer to Lead Next-Generation Oncology Platform

Sydney, Australia – April 15, 2026 – Kazia Therapeutics (NASDAQ: KZIA), a clinical-stage oncology company developing differentiated therapies for cancers with high unmet need, today announced the appointment of Dr. Sudha Rao as Chief Scientific Officer (CSO).

Dr. Rao is the scientific originator of the epigenetic framework underlying paxalisib and a pioneer in next-generation therapeutic platforms, including PD-L1 protein degradation and SETDB1-targeted chromatin modulation. Her appointment brings deep expertise in translational epigenetics, AI-guided epi-drug discovery capability, liquid and spatial epigenetic clinical biomarker precision medicine platforms, and early clinical development into Kazia’s executive leadership as the Company advances its integrated oncology platform strategy.

Dr. Rao is a highly accomplished translational scientist and biotech executive with more than 20 years of experience spanning pharmaceutical R&D, biotechnology, and early clinical development. She currently holds a professorial appointment and leads the Gene Regulation and Translational Medicine Laboratory at QIMR Berghofer Medical Research Institute and previously held senior scientific roles at Sanofi/Rhône-Poulenc in the UK, where she contributed to one of the earliest clinical genomics platforms.

She is the founder and former Chief Scientific Officer of EpiAxis Therapeutics and has advanced first-in-class epigenetic therapeutics from discovery through IND-enabling studies and into early clinical trials, including the first Phase 1b study of an LSD1 inhibitor in metastatic breast cancer. Dr. Rao is lead inventor on 39 international patents and has authored numerous high-impact publications in journals including Science, Nature, and Immunity.

At Kazia, Dr. Rao will lead all research and development activities, advancing the Company’s pipeline and expanding its next-generation platform capabilities, including:

●	Paxalisib, a brain-penetrant dual PI3K/mTOR inhibitor being developed across oncology indications, including advanced breast cancer;

●	NDL2, a novel PD-L1 protein degrader platform designed to target intracellular and nuclear PD-L1 biology; and

●	MSETC, a first-in-class SETDB1-targeted epigenetic program aimed at reversing immune evasion at the chromatin level.

Her scientific work has been central to advancing the concept of PI3K/mTOR inhibition as a driver of epigenetic reprogramming, forming the foundation of Kazia’s strategy to move beyond pathway inhibition toward therapeutic control of cancer’s regulatory drivers.

Dr. John Friend, CEO of Kazia Therapeutics, commented: “Dr. Rao is a leading translational epigenetics scientist, a breast cancer researcher, and the lead inventor behind the intellectual property linking PI3K/mTOR inhibition to epigenetic regulation. As the architect of much of our platform, including paxalisib, NDL2, and MSETC, her appointment allows us to immediately strengthen execution while advancing a more integrated, platform-driven oncology strategy.”

“I am excited by the opportunity to advance a next-generation oncology platform at Kazia. PI3K/mTOR is a key driver of tumour growth and a master regulator of epigenetic programs that shape tumour behaviour, the tumour microenvironment (TME), and immune evasion,” stated Dr. Rao. “We are building a platform focused on precision targeting and precision medicine, integrating spatial and liquid epigenomics and AI-driven drug discovery to accelerate novel therapies. This includes paxalisib alongside emerging programs such as the PD-L1 degrader and SETDB1-targeting approaches. We aim to enable patient selection, real-time target engagement, and a scalable pipeline with clear clinical translation.”

Dr. Rao will also play a key role in advancing Kazia’s biomarker strategy, external collaborations, scientific publications, and strategic partnerships, while continuing to expand the Company’s platform and pipeline.

About Kazia

Kazia Therapeutics Limited (NASDAQ: KZIA) is an oncology-focused drug development company, based in Sydney, Australia. Our lead program is paxalisib, an investigational brain penetrant inhibitor of the PI3K / Akt / mTOR pathway, which is being developed to treat multiple forms of cancer. Licensed from Genentech in late 2016, paxalisib is or has been the subject of ten clinical trials in this disease. A completed Phase 2/3 study in glioblastoma (GBM-Agile) was reported in 2024, and discussions are ongoing for designing and executing a pivotal registrational study in pursuit of a standard approval. Other clinical trials involving paxalisib are ongoing in advanced breast cancer, brain metastases, diffuse midline gliomas, and primary central nervous system lymphoma, with several of these trials having reported encouraging interim data. Paxalisib was granted Orphan Drug Designation for glioblastoma by the U.S. Food and Drug Administration (FDA) in February 2018, and Fast Track Designation (FTD) for glioblastoma by the FDA in August 2020. Paxalisib was also granted FTD in July 2023 for the treatment of solid tumor brain metastases harboring PI3K pathway mutations in combination with radiation therapy. In addition, paxalisib was granted Rare Pediatric Disease Designation and Orphan Drug Designation by the FDA for diffuse intrinsic pontine glioma in August 2020, and for atypical teratoid / rhabdoid tumors in June 2022 and July 2022, respectively. Kazia is also developing EVT801, a small molecule inhibitor of VEGFR3, which was licensed from Evotec SE in April 2021. In addition to its clinical-stage programs, Kazia is advancing NDL2, a potentially first-in-class nuclear PD-L1 protein degrader program targeting a newly identified mechanism of immunotherapy resistance and metastatic progression, currently in preclinical development. For more information, please visit www.kaziatherapeutics.com or follow us on X @KaziaTx.

Forward Looking Statements

This announcement may contain forward-looking statements, which can generally be identified as such by the use of words such as “may,” “will,” “estimate,” “future,” “forward,” “anticipate,” or other similar words. Any statement describing Kazia’s future plans, strategies, intentions, expectations, objectives, goals or prospects, and other statements that are not historical facts, are also forward-looking statements, including, but not limited to, statements regarding: the anticipated contributions of Dr. Sudha Rao as Chief Scientific Officer; expectations regarding Dr. Rao’s leadership of Kazia’s research and development activities; the potential of Kazia’s three-platform oncology strategy, including paxalisib, NDL2, and MSETC; expectations regarding the advancement of Kazia’s pipeline and platform capabilities; the potential of paxalisib, including in advanced breast cancer and other oncology indications; the potential of NDL2 as a PD-L1 protein degrader platform; the potential of MSETC as a SETDB1-targeted epigenetic program; expectations regarding Kazia’s biomarker strategy, AI-driven drug discovery, and precision medicine capabilities; and Kazia’s broader pipeline strategy and anticipated benefits of its integrated platform approach. Such statements are based on Kazia’s current expectations and projections about future events and future trends affecting its business and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including risks and uncertainties associated with: the ability to attract and retain key personnel, including Dr. Rao; the development of early-stage therapeutic programs; the risk that preclinical results may not be predictive of clinical results; risks related to regulatory approvals; risks related to Kazia’s reliance on third-party collaborators; risks related to intellectual property protection; risks related to the impact of global economic conditions; and risks related to Kazia’s ability to maintain compliance with the applicable NASDAQ continued listing requirements and standards. These and other risks and uncertainties are described more fully in Kazia’s Annual Report on Form 20-F filed with the SEC, and in subsequent filings with the United States Securities and Exchange Commission. Kazia undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required under applicable law. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this announcement.